Exhibit 99.1

FOR IMMEDIATE RELEASE: April 21, 2011

Contacts:	Jeff Norris	Danielle Dietz	Tatiana Stead	Julie Rakes
	Investor Relations	Investor Relations	Media Relations	Media Relations
	703-720-2455	703-720-2455	703-720-2352	804-284-5800

Capital One Reports First Quarter 2011 Net Income of $1.0 billion, or $2.21 per share

Net Income improved $380 million, or 60 percent, from Q1 2010 and $319 million, or 46 percent, from Q4 2010

Results driven by positive credit trends and strong revenues

Card loan volumes declined consistent with historical seasonal trends; purchase volumes and account originations remain strong

Growth emerging in Auto and Commercial

Continued strong deposit growth

Strong capital generation: TCE increased to 7.3 percent from 6.9 percent; Tier 1 common dipped to 8.4 percent from 8.8 percent with the final phase-in of FAS 166/167

McLean, Va. (April 21, 2011) – Capital One Financial Corporation (NYSE: COF) today announced net income for the first quarter of 2011 of $1.0 billion, or $2.21 per common share, compared with net income of $636 million, or $1.40 per common share, in the first quarter of 2010 and net income of $697 million, or $1.52 per common share, in the fourth quarter of 2010.

"We are gaining momentum across our businesses, and the period of shrinking loans through the Great Recession came to an end in the first quarter," said Richard D. Fairbank, Capital One's Chairman and Chief Executive Officer.  "Our solid first quarter results and our strong and resilient balance sheet put us in a good position to continue to generate capital and deliver strong and sustainable returns to our shareholders."

Capital One – First Quarter 2011 Results

Total Company Results

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Total revenue in the first quarter of 2011 of $4.1 billion increased $120 million, or 3.0 percent, from the fourth quarter of 2010, as a result of increasing margins and relatively stable average loans.

o	Net interest income increased $117 million, or 3.9 percent, from the prior quarter.

o	Net interest margin increased to 7.24 percent from 6.95 percent, driven by higher asset yields in the company’s Card and Auto businesses and a nine basis point decrease in the company’s cost of funds.

•	The cost of funds decreased to 1.41 percent in the first quarter from 1.50 percent in the prior quarter, driven by the mix shift toward lower-cost deposits.

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Non-interest expense of $2.2 billion in the first quarter of 2011 increased $71 million, or 3.4 percent, from the prior quarter. One-time operating costs were partially offset by seasonally lower marketing expense.

•	Provision expense of $534 million in the first quarter decreased $305 million from the prior quarter, driven by a $249 million reduction in net charge-offs.

•	Net charge-offs as a percentage of average loans was 3.66 percent in the first quarter of 2011 compared with 4.45 percent in the prior quarter and 6.02 percent in first quarter of 2010.

•	Period-end loans held for investment declined $1.9 billion, or 1.5 percent, in the first quarter to $124.1 billion at March 31, 2011.

o
Excluding the expected run-off in the company’s Installment Loan portfolio in Domestic Card, Home Loan portfolio in Consumer Banking and Small-Ticket Commercial Real Estate portfolio in Commercial Banking, total company loan balances declined approximately $824 million in the first quarter of 2011.

•	Average total deposits increased $2.4 billion, or 2.0 percent, during the quarter to $124.2 billion. Period-end total deposits increased by $3.2 billion, or 2.6 percent, to $125.4 billion.

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The company’s Tier 1 common equity ratio of 8.4 percent dipped 40 basis points from 8.8 percent in the prior quarter. The first quarter of 2011 marked the final quarter of the regulatory phase-in of the implementation of FAS 166/167.

•	The tangible common equity (TCE) ratio increased to 7.3 percent in the first quarter from 6.9 percent in the fourth quarter of 2010.

Capital One – First Quarter 2011 Results

“We expect that our strong capital and capital generation will enable us to deploy substantial capital for the benefit of our shareholders," said Gary L. Perlin, Capital One’s Chief Financial Officer.

Segment Results

The company reports the results of its business through three operating segments: Credit Card, Commercial Banking and Consumer Banking. Please refer to the Financial Supplement for additional details.

Credit Card Highlights
For more lending information and statistics on the segment results, please refer to the Financial Supplement.

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Period-end loans in the Domestic Card segment were $50.6 billion in the first quarter, a decline of 6.1 percent from the prior quarter, as a result of the expected run-off of the Installment Loan portfolio and seasonal declines. Average loan balances in the quarter declined by 2.4 percent.

•	Excluding the run-off of the Installment Loans, loans declined $2.7 billion, or 5.3 percent, in Domestic Card compared to the fourth quarter of 2010.

•
First quarter Domestic Card purchase volumes grew $3.0 billion, or 13.8 percent, from the first quarter of 2010 but declined by $2.0 billion, or 7.3 percent, compared to the fourth quarter of 2010 due to seasonal patterns.

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Domestic Card revenue margin increased 56 basis points to 17.22 percent in the first quarter from 16.66 percent in the prior quarter driven by continued favorable credit impacts and mix shifts within the portfolio.

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Domestic Card provision expense decreased $275 million in the first quarter from the prior quarter. Strong underlying credit improvement trends, lower bankruptcy losses and higher recoveries more than offset expected seasonal headwinds.

•	International Card results were driven primarily by the acquisition of the Hudson’s Bay Company (HBC) private label credit card portfolio in the quarter.

–	Credit card loans increased by $1.2 billion, or 16.1 percent, to $8.7 billion
–	Inclusion of HBC drove non-interest expense higher by approximately $30 million for the quarter
–	Higher provision was due primarily to a one-time allowance build for the HBC portfolio of $105 million

Capital One – First Quarter 2011 Results

•	Net charge-off rates relative to the prior quarter:

–	Domestic Card – improved 108 basis points to 6.20 percent from 7.28 percent
–	International Card – improved 94 basis points to 5.74 percent from 6.68 percent

•	Delinquency rates relative to the prior quarter:

–	Domestic Card – improved 50 basis points to 3.59 percent from 4.09 percent
–	International Card – improved 20 basis points to 5.55 percent from 5.75 percent

Commercial Banking Highlights
For more lending information and statistics on the segment results, please refer to the Financial Supplement.

The Commercial Banking segment consists of commercial and multi-family real-estate, middle market lending and specialty lending.

•	Revenues of $392 million and period-end loans of $30.0 billion grew modestly compared to the fourth quarter.

•	Provision expense decreased $49 million from the fourth quarter to a negative provision of $15 million as a result of an allowance release and improving net charge-offs in the quarter.

•	Period-end deposits grew $1.6 billion, or 7.1 percent, from the fourth quarter to $24.2 billion. The deposit interest expense rate improved 6 basis points to 55 basis points.

•	Net charge-off rate relative to the prior quarter:

–	Total Commercial Banking – improved 64 basis points to 0.79 percent from 1.43 percent
–	Commercial lending – improved 62 basis points to 0.38 percent from 1.0 percent

•	Nonperforming asset rate relative to the prior quarter:

–	Total Commercial Banking – 1.95 percent, an increase of 15 basis points
–	Commercial lending – 1.86 percent, an increase of 10 basis points

Consumer Banking Highlights
For more lending information and statistics on the segment results, please refer to the Financial Supplement.

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Revenues increased $23 million in the first quarter to $1.2 billion, driven by higher margins in the Auto Finance business. Non-interest expense decreased $30 million during the quarter, due primarily to reduced marketing expenditures.

•	Provision expense decreased $94 million, or nearly 50 percent, from the prior quarter as a result of better credit performance in Auto Finance, Home Loans and Retail Banking.

Capital One – First Quarter 2011 Results

•	Net charge-off rates relative to the prior quarter:

–	Auto – 1.98 percent, a decline of 67 basis points
–	Home Loans – 0.71 percent, a decline of 18 basis points
–	Retail Banking – 2.24 percent, a decline of 16 basis points

•	Period-end loans were relatively stable in the first quarter with an increase in auto loans offset by continued run-off in home loans. Period-end loans relative to the prior quarter:

–	Auto – growth of $475 million, or 2.7 percent, to $18.3 billion
–	Home Loans – a decline of $362 million, or 3.0 percent, to $11.7 billion, due to continued run-off of the portfolio
–	Retail Banking – a decline of $190 million, or 4.3 percent, to $4.2 billion

•	Deposits in Consumer Banking showed strong growth in the quarter, with period-end deposits increasing $3.4 billion, or 4.1 percent from the fourth quarter, to $86.4 billion.

Tier 1 common equity ratio and related ratios, as used throughout this release, are non-GAAP financial measures.  For additional information, see Table 12 in the Financial Supplement.

Forward looking statements

The company cautions that its current expectations in this release dated April 21, 2011, and the company's plans, objectives, expectations, and intentions, are forward-looking statements which speak only as of the date hereof. The company does not undertake any obligation to update or revise any of the information contained herein whether as a result of new information, future events or otherwise. Actual results could differ materially from current expectations due to a number of factors, including: general economic conditions in the U.S., the UK, Canada or the company's local markets, including conditions affecting consumer income, confidence, spending, and savings which may affect consumer bankruptcies, defaults, charge-offs, deposit activity, and interest rates; financial, legal, regulatory, tax or accounting changes or actions, including the impact of the Dodd-Frank Act and the regulations promulgated thereunder; developments, changes or actions relating to any litigation matter involving the company; increases or decreases in interest rates; the success of the company's marketing efforts in attracting or retaining customers; changes in the credit environment; increases or decreases in the company's aggregate loan balances or the number of customers and the growth rate and composition thereof; the level of future repurchase or indemnification requests the company may receive, the actual future performance of mortgage loans relating to such requests, the success rates of claimants against the company, any developments in litigation and the actual recoveries the company may make on any collateral relating to claims against it; changes in the reputation of or expectations regarding the financial services industry or the company with respect to practices, products, or financial condition; any significant disruption in the company’s operations or technology platform; the company's ability to execute on its strategic and operational plans; changes in the labor and employment market; and competition from providers of products and services that compete with the company's businesses. A discussion of these and other factors can be found in the company's annual report and other reports filed with the Securities and Exchange Commission, including, but not limited to, the company's report on Form 10-K for the fiscal year ended December 31, 2010.

Capital One – First Quarter 2011 Results

About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A. and Capital One Bank (USA), N. A., had $125.4 billion in deposits and $199.3 billion in total assets outstanding as of March 31, 2011. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients. Capital One, N.A. has approximately 1,000 branch locations primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol "COF" and is included in the S&P 100 index.

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NOTE:
First quarter 2011 financial results, SEC Filings, and earnings conference call slides are accessible on Capital One’s home page (www.capitalone.com). Choose “Investors” on the bottom of the home page to view and download the earnings press release, slides and other financial information. Additionally, a podcast and webcast of the earnings conference call is accessible through the same link.